Exhibit 99.1

Pacific Premier Bancorp, Inc.
Q1 2020 Earnings Conference Call
Tuesday, April 28, 2020, 12:00 P.M. Eastern

CORPORATE PARTICIPANTS Steve Gardner - Chairman, President and Chief Executive Officer Ronald Nicolas - Senior Executive Vice President and Chief Financial Officer

PRESENTATION

Operator
Good morning. Welcome to Pacific Premier Bancorp's First Quarter 2020 Conference Call.
All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star (*) key followed by zero (0). After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star (*), then one (1) on your touchtone phone. To withdraw your question, please press star (*), then two (2). Please note this event is being recorded.

I would now like to turn the conference over to Steve Gardner. Please go ahead.

Steve Gardner
Thank you, Kate. Good morning, everyone. I appreciate you joining us today. As you are all aware, earlier this morning, we released our earnings report for the first quarter of 2020. We have also published an updated investor presentation that we will be speaking to today. If you have not done so already, we would encourage you to visit our Investor Relations website to download a copy of the presentation. It contains a great deal of additional disclosures and information around our response to COVID-19, our approach to CECL, various loan portfolio metrics of select asset classes, our pending Opus Bank acquisition, and how we are well positioned to manage through this crisis and the intensifying downturn in the economy.

In terms of our call today, Ron and I will walk through the presentation, and then we will open up the call to questions. I note that in our earnings release and investor presentation that we have our Safe Harbor statement relative to forward-looking comments which have been expanded, and I would encourage all of you to read through those carefully, particularly in light of the current COVID-19 pandemic and how it may impact our business, financial condition, and results of operations.

I'm going to start on Slide 4 of the presentation. Clearly, the COVID-19 crisis has brought about extraordinary change to all of our lives and has in turn put unprecedented levels of stress on our employees, clients, communities, and our country as a whole. In the face of enormous operational challenges, I am extremely proud of the way our organization has responded. It speaks to the high quality of employees, managers, and leaders who have joined Pacific Premier through our many acquisitions, those who we have recruited and those who have been part of our team for many, many years. And on behalf of our Board of Directors, I want to extend our thanks to each and every one of our employees, all of whom rose to the challenge. They diligently stepped up working late nights, early mornings, weekends, and through holidays, all in an effort to help each other, our clients and the communities we serve manage through an unprecedented period in our country's history.

As the COVID-19 threat rapidly increased our advanced planning by our business continuity and pandemic preparedness team served our employees and clients well. The bank's leadership team acted with a sense of urgency and was able to quickly and effectively execute on multiple initiatives designed to protect the health and safety of our employees and clients, while adjusting our operations to ensure a high level of client service was maintained.

We were able to seamlessly transition 737 employees, or nearly three-quarters of our staff, with the ability to work remotely. We also adjusted the schedule of our branches and various protocols. Despite the challenges from the COVID-19 pandemic, we do not expect any delays in the Opus Bank acquisition. We remain on track to close on June 1, subject to the receipt of requisite shareholder approvals and customary closing conditions.

It's been an incredible amount of work in a very short period of time, and I want to thank both the Pacific Premier and Opus Bank teams for their outstanding efforts and collaborative approach during an extremely difficult time. Seeing the teams come together so quickly reinforces one of the key principles of the transaction. The combined institution will be stronger than either firm is on its own.

I want to spend a couple of minutes discussing what we see moving forward. We ultimately do not know how this crisis will end or how long it will continue to impact individuals and businesses throughout our country. As I noted in our earnings release, we believe we are in the early stages of a recession and already tens of millions of our fellow Americans have filed for unemployment benefits and businesses across the country have temporarily closed. The path to reopening our economy and the speed with which it will lead to increased hiring and economic recovery are uncertain and the resulting risks are unpredictable. Equally unpredictable is the positive impact that the unparalleled level of monetary and fiscal support from the Federal Reserve and the Federal Government may have on the economy.

In this environment, we believe that it is prudent to prepare for and operate the institution with the expectation that the recession could last for a sustained period and subsequent economic recovery may be tempered. This perspective will inform our decision making in the short-term and will position us to further enhance franchise value and allow us to play offense when opportunities arise.

In terms of our loan portfolio, active portfolio management is a core component of our credit administration protocols. And as the COVID-19 crisis has unfolded, we began to intensify our outreach to clients. This included efforts to assess the impact on at-risk segments, evaluate the businesses and individuals from COVID-19, and begin strategizing on the best solutions to help clients through this crisis, which initially involved assessing government support programs such as the SBA Payment Protection Plan. Over the years, we have been committed to building and maintaining a resilient balance sheet and an organizational structure to support the company's growth. Our strong capital and liquidity positions, together with our solid pre-tax pre-provision income, are evidence of this commitment. By entering into these uncertain times from a position of strength, we feel we are well situated to manage the institution through a variety of outcomes.

Turning to Slide 5, I want to discuss some of the things we are doing to support our clients through this crisis. For our deposit customers, we have waived a variety of fees and increased daily cash withdrawal limits on ATMs and debit cards. As an experienced SBA lender, we were able to quickly establish a process for accepting applications for the PPP.

We made a strategic decision early on to be an active participant in the program as we firmly believed it was the right thing to do by our clients. We processed and closed approximately 2,090 PPP loans, representing $809 million during the first round of funding. The demand for the program has been overwhelming, and we have another approximately 1,736 requests in our queue. These requests are from existing clients that were not able to get through the SBA portal prior to the first round of funds being exhausted. We are working on those applications as we speak, and are hopeful to close a significant portion, if not all of these through the second round of funding.

For those of you who have followed the company and know our approach to managing credit risk, we typically do not do loan modifications or loan workouts. As the crisis unfolded, we understood that approach would need to change. We took time to understand the legislative, regulatory, and accounting pronouncements and the implications prior to implementing our COVID-19 loan modification program. Although we have processed only a few modifications at this point, we believe we have developed a prudent process and criteria for doing so when warranted.

We identified three categories of clients: consumers, small businesses, and commercial clients. For the first two categories experiencing stress, consumers and small businesses with loans under $250,000, we will grant 90-day loan deferrals upon request. In aggregate, these customers do not represent a large dollar portion of our loan portfolio. For commercial borrowers, we have asked them to make the April payment and have indicated that together, over the coming months we would be evaluating their individual situations and seeking out the best way to bridge the gap to reopening the economy.

We are discussing with our clients how the COVID-19 pandemic has impacted their business cash flows, better understanding how they are operating in this environment and the plans they have for moving forward. We are communicating that each situation will be reviewed on a case-by-case basis and that the solution would be a combination of help from us, help from them in terms of additional resources, and potentially help from government relief programs.

Additionally, we are sharing our expectation that their full banking relationship needs to be with Pacific Premier, so that we can better help them in the future. At this point, although we have only processed a few COVID-19 related modifications, we expect to do more as we move through the second quarter. We are still assessing the number of clients impacted and the scope of the impact, but we estimate that up to 15% to 20% of our total loan portfolio could receive some form of COVID-19-related modifications in the months to come, though that range certainly can change in either direction, depending upon how the economy progresses.

Turning to Slide 6, I want to discuss our approach to managing our balance sheet over the past couple of years. While the emergence of a global pandemic to this extent has little precedence and is truly a black swan event, recessions are not. They are a normal part of the business cycle, and we have been expressing our concern about the length of the economic expansion for the past two years. Ever since we completed the Grandpoint acquisition in mid-2018, consistent with what we said publicly, we have become more cautious regarding loan production and have grown our balance sheet at a more moderate pace. We have always operated the company with a disciplined risk management framework and instilled a strong credit culture throughout the organization. But over the past two years, we felt the environment warranted further caution.

In addition to regularly reassessing our underwriting standards and making sure that we focused on lower risk borrowers that also brought deposit relationships to the bank, we have been proactive in moving weaker credits off the balance sheet. For the past several years, we were able to exit credits that we felt have the potential for deterioration in a weakening economy. We did this through a number of steps, including loan sales and encouraging borrowers to seek refinancing elsewhere. For all of these reasons, our risk management framework, the conservative approach to growth, and our proactive portfolio management, we believe that we are well-positioned to manage through this challenging period.

Turning to Slide 7, you can see the strength of our capital ratios at both the holding company and bank levels. Capital management has always been a key area of focus for the company's Board and management, and in light of the economic impact of the pandemic, much of which remains unknown, we have suspended our stock repurchase program to further strengthen our capital ratios. We have significant excess capital, and coupled with our pre-tax pre-provision income, we believe this puts us in a position of strength, and as such, we have not made any changes to our dividend policy at this time. Given the environment in which we find ourselves today, we believe we can continue to pay our dividend while being a source of strength to our employees, our clients, and the communities we serve. That said, prudent capital management and capital stress testing have been and will continue to be an integral part of our approach to strategic planning and decision making.

At this point, I'm going to turn the call over to Ron to provide some additional details on our financials. Ron?

Ron Nicolas
Thanks, Steve, and good morning. I'll start on Slide 8 with a quick overview of our first quarter financial results. Note that I will highlight a few non-GAAP measures in my discussion. We have included a GAAP reconciliation in the appendix for your reference.

We generated net income of $25.7 million, or $0.43 per diluted share. This includes a $25.5 million Day-2 reserve build that reflects our implementation of CECL and the deterioration in the economic forecast due to the impact of COVID-19.

From a core operating standpoint, it was another strong quarter, despite the challenging environment with our core net interest margin at 4.08% and our efficiency ratio at 52.6%. We executed well on a number of key priorities, including reducing our cost of deposits by 10 basis points and effectively managing our non-interest expense, which came in at $64.9 million, excluding merger-related costs. We had solid deposit growth in the first quarter, and with loans fairly flat in terms of net growth, our loan-to-deposit ratio fell to 96.3% as of March 31st.

Our asset quality profile remains strong across all metrics. Net charge-offs for the quarter were 2 basis points of net loans and 6 basis points on an annualized basis. Non-performing loans ended the quarter at 0.24% and delinquencies at 0.33% as of March 31st. Finally, our ACL was at 1.32% of loans held for investment as of March 31st and our combined ratio, including the fair value discount, ended the quarter at 1.73%.

Slide 9 illustrates the strength of our business with our core net interest margin and operating leverage driving strong earnings in capital generation, as highlighted by our pre-tax pre-provision income to average assets of 2%.

Slide 10 highlights our core net interest margin, which we have been able to effectively manage within a fairly tight range through a volatile risk environment over the last 6-to-8 quarters. This has been accomplished through disciplined pricing on loans and deposits in both rising and falling rate environments, long a trademark of the company. As I mentioned earlier, we have been successful growing deposits while managing through the varied interest rate cycles.

Notably, as illustrated on Slide 11, our growth did not sacrifice our high-quality deposit base, as non-maturity deposits remained at 88% of total deposits and non-interest-bearing deposits remained at 43%. We believe these top quartile numbers reflect the strength of our client relationship-based business model.

Slide 12 highlights our strong liquidity position with the balance sheet principally funded by core deposits and significant cash and marketable securities of $1.9 billion. In addition, we have over $2.5 billion in additional funding capacity, primarily through the FHLB.

Turning now to Slide 13, which summarizes our CECL adoption in Q1, the key takeaways here are the $115 million of on balance sheet credit reserves at 1.32% of total loans held for investment. This translates into an over 200% increase in our allowance for loan losses compared to December 31st, and, when combined with the fair value discounts, provides 1.73% of total loss absorption for our loans held for investment, over 7x our current level of NPLs.

Highlighted on Slide 14 are the key drivers and model assumptions for our current expected credit loss reserves, including the economic forecast assumptions, which evolved and deteriorated further following the end of the quarter. Our Day-1 reserving of $64 million was driven principally by the life of loan construct and our acquired loan portfolios, which did not have a meaningful allowance under the prior accounting treatment.

Not surprising, our Day-2 reserves were almost entirely driven by the deterioration in the economic forecasts using the Moody's weighted critical pandemic forecast. We subsequently benchmarked our initial Day-2 results with the updated Moody's pandemic baseline forecast, which showed further deterioration in GDP and unemployment. This gave rise to an additional $6 million in qualitative reserves.

Notably, we saw the asset quality profile of our loan portfolio actually improve slightly at March 31st, largely based upon the mix of the portfolio relative to the prior quarter. However, based on the depth and the duration of the recession, we could see expected credit loss reserve requirements increase, leading to higher provisioning, though the timing and magnitude of any increases are unpredictable at this time.

At this point, I'm going to turn the call back to Steve.

Steve Gardner
Great. Thank you, Ron. On Sides 15 through 23, we have provided a significant amount of quantitative and qualitative detail about our loan portfolio, various categories of loans, and specific asset classes. In the interest of time, I am not going to speak to each slide. Instead, I want to highlight key concepts and information about our credit risk management framework.

Our strong credit culture has been a foundational underpinning of the organization since I joined the bank over 20 years ago. Credit quality is paramount and is not compromised for growth. Our focus has been and always will be, on global cash flow underwriting of borrowers, their businesses and/or real estate holdings. Aside from construction loans, our approach utilizes actual results and does not rely on improving or projected cash flows.

We make limited policy exceptions and the majority of our loans require personal guarantees and/or are full or partial recourse to the guarantors. Our loan portfolio is diversified and granular across a number of attributes. Loan amounts and average loans to value ratios are relatively low, while debt service coverage ratios are strong, reflective of our long-standing discipline, when it comes to the extension of credit.

We focus on specific asset classes wherein we understand the inherent risks, which allow us to structure for and price those risks appropriately. Importantly, we have no shared national credits and leverage loans totaled just $12.9 million at quarter end. Overall, our loan portfolio is prudently underwritten, actively managed, and diversified across industry sectors. By entering into these uncertain times from a position of strength, we feel we are well-prepared to proactively manage the institution through the credit challenges to come.

Turning to Slide 24, we summarize C&I and construction line utilization rates. We have not seen any excessive draws on commercial lines, and we are monitoring line utilization closely for any signs of deviation from normal activity. Both loan categories have been relatively stable for the past several quarters, although we have seen some increase between the end of 2019 and the close of the first quarter.

Notably, outstanding loan commitments came down in the first quarter in both categories and C&I lines of credit have already begun to decline and currently stand at 47.2%. On Slide 25 and 26, we summarize asset quality ratios at the end of the first quarter. Most trends were relatively stable and remain at low levels.

Turning to Slides 28 through 32, we provide an update on the Opus Bank acquisition. As I mentioned earlier, we remain on track and expect to close the acquisition on June 1 with the system conversion scheduled for the weekend of October 10th and 11th. We have been in regular communication with Opus, monitoring their liquidity, deposit flows, loan performance, line utilizations, and overall operations. We have been aligned in terms of our approach towards integration in light of the changes to each bank's operations resulting from COVID-19. As we talked about when we announced this deal, the strategic and economic rationale is and remains, extremely compelling.

As Slides 29 through 32 show, the increased scale and larger presence in attractive Western U.S. markets, the improved loan diversification, and the strong fee income sources will strengthen our franchise and enhance our ability to create shareholder value in the future. Importantly, this combination will provide us with more opportunities to positively impact earnings, including lowering deposit costs and managing expense levels.

Furthermore, given the dramatic change in the economic environment since announcement, we will be thoroughly reviewing the fair value marks we had previously projected. With the low interest rate environment impacting all banks, being able to realize the synergies from this combination will be a key driver of our pre-tax pre-provision income over the coming quarters.

Turning to Slide 34, I want to wrap up with a few thoughts about the DNA of our organization. It starts with our culture. For Pacific Premier, our success attributes are the pillars of how we operate the company and how we articulate our culture. It's about having the right people with the right attitude, understanding that hard work and good intentions are important, but results are how we are all measured; being transparent and accountable for your actions; over communicating both internally and externally; knowing we always have room to improve; doing things the right way; and making fundamentally sound decisions with a sense of urgency. When tested during challenging times, we rely on the culture we have built to execute, perform, and deliver for our clients, our colleagues, and our shareholders.

On Slide 5, we summarize our ESG efforts. With our roots as a community bank, we take our obligation to support our communities seriously. In 2019, we donated nearly $3 million to local charities and supported their efforts with more than 5,000 volunteer hours. Across the company, our employees work with more than 300 community organizations in a variety of capacities, from serving on boards to providing financial and technical assistance to promoting community development missions. We are proud of the work we do to give back to our communities and being a model corporate citizen.

Finally, Slide 36, we summarize the reasons we believe we are well-positioned to manage through this crisis. We never deviated from our disciplined credit culture or our fundamentally sound risk management framework. Our strong capital ratios and core earnings will allow us to continue to support our employees, clients, communities, and all of our stakeholders. Because of the strength of our franchise, we are well-positioned to take advantage of opportunities that emerge from this crisis, whether that means adding new clients or executing on strategic transactions that build value for our owners.

Lastly, let me again thank all of our employees for the incredible hard work and dedication to each other and their clients. I am truly fortunate to work with an incredibly talented team and I look forward to a brighter future for all of us.

With that, we would be happy to answer any questions that you may have.

Kate, could you please explain to the callers how to get into the queue?

QUESTIONS AND ANSWERS

Operator
Yes. We will now begin the question-and-answer session. To ask a question, you may press star (*), then one (1) on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star (*), then two (2). At this time, we will pause momentarily to assemble our roster.

Our first question is from Gary Tenner from D.A. Davidson. Go ahead.

Gary Tenner
Thanks. Good morning, guys.

Steve Gardner
Hi, Gary.

Gary Tenner
Hi, I have a couple of questions. So, on Slide 14, where you talked about the CECL model assumptions and the potential for higher provisioning at June 30. I assume that comment was specific just to the legacy portfolio and irrespective of the OPB loans coming on the balance sheet. Is that accurate?

Steve Gardner
That's correct.

Gary Tenner
Okay. I just want to confirm that. So, then as it relates to OPB, if you were to take the kind of loan segment ACL that you have in your CECL methodology and overlay that with their loan mix, that would suggest about 1.05% ACL at Opus, which is higher than what their numbers were as of March 31st. Can you talk a little bit about kind of how you're thinking about, the ACL as it relates to those loans that come over?

Steve Gardner
Well, first, we'll need to revisit all of the fair value marks that we had originally estimated, and I had alluded to that in my prepared comments. Two, given how quickly the economy has transformed, Gary, it is hard to say. Obviously, as you and others are aware, one of the unique aspects of the CECL framework is the fact that in conjunction with fair value accounting, we will take those marks and we will then place reserves on top of those loans, and in the reserving level and where our ACL ends up will be a result of a number of factors, in particular how the economy transitions here in the coming months. So, it's very difficult to say just given the level of uncertainty.

Gary Tenner
Okay, appreciate that, and then with regard to the PPP, could you tell us what the expected weighted average fee is on the loans that you've approved or have in the pipeline and also how you anticipate funding the loans?

Steve Gardner
Yes, so we are still working through that. As I said, we had 2,090 loans that we had already processed under the first round of the government funding and we were--are working right now. In fact, we had folks working all night and put a big dent in the remaining 1,736 loans. So, we will see when everything shakes out where the fees are and have that information at the end of the quarter here.

As far as the funding, we have plenty of excess liquidity on the balance sheet today. We have plenty of contingent liquidity as well. We are still thinking about whether or not we hold those loans on the balance sheet, whether we sell those loans into a secondary market, assuming one forms and develops, or if we avail ourselves of the Federal Reserve's funding liquidity facility and pledge those loans to them. We'd expect to make a decision here before the quarter end on it.

Gary Tenner
Okay. Thanks a lot for the additional detail on the loan portfolios in the slide deck. It was helpful.

Operator
Our next question is from Matthew Clark from Piper Jaffray. Go ahead.

Matthew Clark
Hi, good morning. Ron, any updated thoughts on the core NIM outlook, when you put the two banks together on a full quarter basis, come 3Q? Is that kind of 3.60%, 3.65% still a good level, based on what you've seen and how things have transpired to date?

Ron Nicolas
Yes, Matt, we've been mired in everything else that's been going on, so we haven't really refreshed our view on that. So, at this juncture I would say, no real change there. Of course, it will be impacted, when we get to the final fair value marks and the PCD loans that we carve out, but at this point, no update to that number.

Matthew Clark
Okay, and then just on the loan growth outlook, the overall balance sheet growth outlook, it sounds like you're tightening standards to some degree in this environment. Can you give us a sense of where you're tightening standards the most and whether or not we should expect the balance sheet to hold relatively flat here for the foreseeable future until the economy kind of fully reopens or potentially shrink?

Steve Gardner
Hard to say, Matt. It's just the level of uncertainty. It's just too difficult to say, and really, as we think about it as we're moving through this quarter, we really think about it on a combined basis with Opus. At this point, I'd say it's challenging to understand and with any level of certainty the cash flows for any asset class, you name it, I'd say the future cash flows are difficult to forecast, and so that informs our viewpoint. But that would--we would expect that to evolve over time and we would get better visibility as we move through the months and quarters ahead, and that will certainly inform how much in the way of loans that we put on the books. We would also expect, and we've seen it thus far that the prepayment speeds will slow down pretty substantively as well.

Matthew Clark
Okay, and I know there was only one new non-performer in the franchise lending portfolio, but can you just give us some color on the concept there, the situation, and the potential resolution?

Steve Gardner
That was something that came about in the fourth quarter and just continued to progress. We have two very strong guarantors on that loan, and we'll be pursuing all of our options on collections, just as we do on any credit.

Matthew Clark
Okay, and just on the high-risk exposures, as defined by Moody's, have you overlaid your NAICS codes on those categories, and I know there's a ton of detail in the deck and we can isolate exposures, but I don't want to overestimate the potential exposures that are at risk because there could be some grocery stores, CVSs, Walgreens, and stuff embedded in some of those numbers that are obviously doing well right now, but any sense for overlaying that- again, that criteria that Moody's uses?

Steve Gardner
I think that's difficult to say. I mean, other than maybe just a few segments, I don't know what asset class isn't under stress at the current moment, other than the couple that you mentioned and maybe Amazon and Delivery. That being said, I think that we've been impressed as we've initiated our conversations with clients at how business owners seek to adapt to the current environment and will understand better here again as we move through the quarter and get better visibility.

Matthew Clark
Okay, and then just one housekeeping item. How much did prepaid fees contribute to the margin this quarter?

Ron Nicolas
They weren't materially different from--in fact, I think they were flat to the last quarter. So, it wasn't a material difference. I want to say it was somewhere in the 8, 9 basis points, Matt.

Matthew Clark
Great. Thank you.

Operator
Our next question is from David Feaster from Raymond James. Go ahead.

David Feaster
Hi, good morning, everybody.

Steve Gardner
Good morning, David.

David Feaster
I just wanted to start on the Opus deal. Given the current environment change that we've seen, does that change your operating strategy at a high level for the bank, whether that be a slowdown in some of the strategic runoff that you might have expected, or maybe accelerating some other items that you had thought about, or even creating potential additional opportunities?

Steve Gardner
I think we are rethinking all of those things. You would have to in this environment, whether it's on the expense front, how you're managing the portfolios, how you're brand managing your footprint, and various other channels, how you're going to be--how we'd be looking at opportunities. Although right now we are very much focused on getting Opus closed, converting their systems, fully integrating those teams, and then, looking potentially at opportunities as the environment further develops.

David Feaster
Okay, and then just on the commentary on expected reserve builds in your legacy portfolio. I guess, where do you see, based on the economic assumptions that you put in, I know it's still early, a lot of things can happen before quarter end, but I guess it's at a high level, where--how do you think about reserve build near-term. And then, what segments do you think might need more reserve builds than others?

Steve Gardner
There is--the fact is that this is an event point in time that we have never been at and gone through as a country. You could certainly look, conceivably at the cumulative loss rates during the financial crisis and the ensuing great recession as potentially a benchmark. But at the same time, the speed and the magnitude of the response from the Federal government and the Federal Reserve make, again, the outlook very uncertain to know how all of this plays out.

So, in that environment, and I had given some perspective on our approach to running the business going forward, in a simple sense, more reserves are better than less. But we have a very fundamentally sound process that is centered on data that goes back a number of years. It is a sophisticated model. We will continue to look at what that produces. We'll look at stresses around that and we will be reserving appropriately.

David Feaster
Okay. And then I appreciate the commentary on the PPP program and that you're using as an opportunity to gain wallet share of your customers and having that conversation. Could you just talk about how successful that's been thus far in terms of deposit growth and maybe in light of additional deposit growth in a challenging loan growth backdrop, I guess how you plan to use the excess liquidity that you're building?

Steve Gardner
Well, we look at it that we think it's a point in time that having that excess liquidity provides a level of optionality to serve and help our existing clients and then potentially bring new clients into the bank as we move forward. So, look, we're looking at it from a number of different perspectives here.

David Feaster
Okay. All right. Thanks, everybody.

Operator
Our next question is from Jackie Bohlen from KBW. Go ahead.

Jackie Bohlen
Hi, good morning.

Steve Gardner
Good morning, Jackie.

Jackie Bohlen
Is Opus Bank participating in the PPP?

Steve Gardner
No. Other than I believe they've worked to potentially work maybe with a third-party to assist them.

Jackie Bohlen
Okay, so it's a third-party, it's not--they're not referring customers to you?

Steve Gardner
There may be one or two in there--we've had, but the demand has been very strong and we're trying to serve our existing clients first.

Jackie Bohlen
Okay. Understood. Just wanted to clarify on that, and then one quick housekeeping, one for me before I move into another item. So, do you have the exact BOLI benefit in the quarter, Ron? The death benefit?

Ron Nicolas
The death benefit, that was right around $450,000, Jackie, plus or minus 10, somewhere right in that range.

Jackie Bohlen
Okay. Thank you. I appreciate it, and just thinking about as we go forward, Steve, and you've alluded to this throughout your remarks that you've been preparing for this recession for quite some time now. You've given tremendous look into your loan portfolio just through the slide decks on everything else. As we move through this and as you think about ways in which cash flow has obviously become increasingly difficult, what are you looking for to provide clarity in terms of cash flow? Is it the return of the end of the stay-at-home orders, is it more wanting to see how businesses perform once those stay-at-home orders are lifted, just how you're thinking about that?

Steve Gardner
We're thinking about it, Jackie, on a case-by-case basis, because every business owner, every operator does approach the business in a different fashion and given the diversity in our portfolio across various industry sectors, asset classes, it's really got to be on an individual basis. So, we'll be having conversations assessing the cash flows; what are the future prospects look like? So, I think there are just a number of factors, but it's very early in this process.

Jackie Bohlen
Okay, and then just one--last one. In terms of and I realize that you're evaluating fair value marks on the balance sheet related to the acquisition, does that hold for cost saves and CDI assumption? Is there any update that you can provide us on that, or is that under evaluation as well?

Ron Nicolas
Well, with respect to the CDI, that'll certainly change with the rate environment, which is now 150 basis points lower. So, that'll be impacted for certain. I think as the cost savings evolves, we'll figure that out, but at this juncture, I don't know that we've changed our point of view on that.

Steve Gardner
Yes. I think we're--what we announced, we're very comfortable with. At the same time, we and all businesses operate in a dynamic environment. And we will adapt to that environment quickly and manage all aspects of the business, including the expense side we believe very effectively.

Jackie Bohlen
Okay. Thank you for the added color. I appreciate it.

Steve Gardner
Sure.

Operator
Again, if you have a question, please press star (*,) then one (1).

Our next question is from Tyler Stafford from Stephens. Go ahead.

Tyler Stafford
Hi, good morning, guys.

Steve Gardner
Good morning, Tyler.

Tyler Stafford
Hi, nice quarter, and thanks again for all the added information in the deck this quarter. I've just got a couple of clarification questions. First on credit, is the $19 million of the 90-plus days past due, is that number included within the $20.6 million of NPLs that you disclosed?

Steve Gardner
Yes.

Tyler Stafford
It is included, okay.

Steve Gardner
Yes.

Tyler Stafford
Okay. Thanks for clarifying that, and then on the $35.9 million fair value mark on acquired loans, Ron, do you know how much of that is rate versus credit?

Ron Nicolas
No, I don't have that number with me here, Tyler.

Tyler Stafford
Is it fair that a portion of that though is rate related, and as--I just want to make sure I'm kind of thinking about this correctly in a post-CECL world on Slide 13 that if a portion of that is rate related, not all of that would be there for loss absorption on the 1.73% allowance plus fair value mark coverage?

Ron Nicolas
Well, it is fair to say that, in the post-CECL world, that will accrete into income. That is correct.

Steve Gardner
But at the same time depending upon what happen with those--that individual credit, it's certainly conceivable that that entire amount could be there for loss absorption, say conceivably, if we were to sell the loan or to--or some other--or something else happen to that loan.

Ron Nicolas
That's right.

Steve Gardner
But you're right, there is a differential. We could get you that number. It's pretty minor we believe.

Tyler Stafford
No. That’s very helpful. Thanks, Steve. And then just lastly from me. I may have missed this in one of the earlier questions or prepared remarks, but did you disclose how much of the franchise finance portfolio is currently deferred at this point?

Steve Gardner
None of it's deferred.

Tyler Stafford
Great. Thank you so much. That's it from me.

Steve Gardner
Let me just clarify though, Tyler, we expect there is--we've done very little in a way of modifications. The reason is, we don't have a history of doing modifications or work outs. That's not the way we've managed credit, but we've recognized early on in this environment that this was something unique and that we had to rethink our approach, and as such, we took the time to understand the legislative impacts, the regulatory pronouncements, the accounting viewpoint. We wanted to make sure that we read through and understood that material had discussions with others, and then developed a comprehensive, well thought-out approach and then began training all of our folks on how they should approach it. And I summarized it in my prepared remarks, and I think it's summarized again in the slide deck. And this is on a case-by-case basis.

We certainly know that business owners from across the spectrum have been impacted, franchisees certainly. However, given the unique aspect that our loan portfolio, the vast majority of it is quick service restaurants or fast food, 92% of which have drive-throughs and/or offer takeout, pickup, and delivery options. Most businesses cash flows have been impacted, but we believe that over time that business segment will benefit from both the fact that it is one of the lowest price points on the scale of dining and in food service.
Many of the franchisors have already offered up various message of support, either through rent abatement, royalties, even some offering cash loans for franchisees. But all of that being said, we do expect to do modifications for a number of those clients. And at the same time, we've had clients who called us and told us, initially, may have called in and said, hey, I think I'm going to need some help and who have called us back and said, you know, I rethought it, we don't need help, and we appreciate the relationship.

So, we will have better clarity as we’ve more extensive conversations with some of the franchisees and as well as the rest of the clients who may need support. And we're going to approach this with the fact that we have the capital and the liquidity to help them, but at the same time, we expect that it is their business that they will be providing help in the form of additional resources and the like as well.

Tyler Stafford
That's great color, Steve. I appreciate that, and I think that modification procedures make a lot of sense. Let me ask it this way, do you have handy how many of those franchise finance borrowers actually did make their April payments, as you kind of mentioned earlier that that was part of your kind of negotiation tactics with those, before you put them on a modification status?

Steve Gardner
We don’t--we do know that. We don’t--that’s something we would disclose. I can't tell you--and--because various--their payment dates have various times and then some do it at the last day of the grace period and the like, roughly about 40% of the franchisees avail themselves of the PPP program or have applications in it, we would expect to process.

Tyler Stafford
Okay. Very helpful. Thanks so much.

Steve Gardner
Sure. Thanks.

Operator
At this time, there are no more questions, so we are concluding the question-and-answer session. I would now like to turn the conference back over to Steve Gardner for closing remarks.

CONCLUSION

Steve Gardner
Thank you, Kate, and thank you everyone again for joining us today. If you have additional questions, please don't hesitate to give either Ron or myself a call. We would be happy to chat with you any time.

Operator
The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.